Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity OTC Portfolio, Fidelity Growth & Income Portfolio, Fidelity Dividend Growth Fund, and Fidelity Blue Chip Growth Fund of our reports dated September 8, 1997 on the financial statements and financial highlights included in the July 31, 1997 Annual Reports to Shareholders.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
September 22, 1997